Share Purchase Agreement

Between: Koma Co., Ltd., a corporation duly formed under the laws of Republic of Korea with its legal address at 276-12, Jinaedong, Kimhae City, Kyungshangnam Province, Korea herein represented by Mr. Sungtae Yu, its authorized representative (hereinafter referred to as the “Seller”);

AND: Wonder Auto Limited. a corporation duly formed under the laws of the British Virgin Islands with its legal address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, herein represented by Mr. Qingjie Zhao, its authorized. representative and board chairman (hereinafter referred herein to as the “Purchaser”, and together with the Seller, the “Parties”);

WHEREAS, the Seller is the 65% shareholder of Jinzhou Karham Electrical Equipment Co., Ltd. {“Karham”) so as to manufacture, market, sell. supply and distribute components of automotive alternators and starter within the PRC;

WHEREAS, the Seller and the Jinzhou Electrical Automatic Control Research Institute executed all agreements and amendments of articles of association necessary to give effect to the objectives and business scope of the Karham, including, without limitation, the other contract, articles of association, agreements and documents contemplated thereunder shall be collectively referred to as the “Karham Documents”;

WHEREAS, the Karham has received all approvals necessary for its establishment and operation from the relevant governmental authorities of the PRC, including its business license;

WHEREAS, according to Section 16 of the Karham Articles of Association, the board of directors (the “Board”) is the highest authority of Karham and has the authority and responsibility to determines all important issues regarding Karham;

WHEREAS, on 19 February, 2008, the Board has unanimously adopted board resolutions to authorizing and approving the amendment of the Karham Documents and the sale by the Seller and the purchase by the Purchaser of 65% of the share, of Karham held by the Seller and any other interest held by the Seller in Karham (collectively. the “Seller Interest”), and the Board has agreed to do all such things and to sign all such documents as may he necessary and proper to give edict to such resolutions;

NOW, THEREFORE, the Parties. adhering to the principle of equality and mutual benefit and through friendly consultations at Jinzhou city, Liaoning Province of PRC, reached this Agreement as follows at the date of 19 February, 2008 (the “Execution Date”):

Article 1 Transfer of the Seller Interest to the Purchaser

1.1 In accordance with this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Seller Interest (the “Share Transfer”).

1.2 For greater certainty and without limiting the generality of the foregoing, the Purchaser hereby agrees to assume all of the obligations relating to the Seller interest under the Karham Documents.

Article 2 Purchase Price and Other Terms

2.1 The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller the Seller interest, in exchange for a sum of Eight Hundred and Twenty Thousand U.S. Dollar’s (US$820,000) (the “Purchase Price”) pursuant to the terms of this Agreement.

2.2 On or immediately after the Execution Date, the Purchaser shall pay the amount of US$820,000 in cash to the Seller’s designated bank account.

2.3 This agreement shall be finally effective as of the date of completion of payment of all Purchase Price (hereinafter referred as “Effective Date”).

2.4 The Seller agrees that after both execution of this agreement and payment of Purchase Price, the Purchaser shall be deemed as the 65% shareholder of Karham and be entitled to be involved immediately in Karham’s business operation.

2.5 Within fifteen (15) working days from the date when the Seller receives the payment of Purchase Price from the Purchaser:

a) The Purchaser and the Seller shall prepare, execute and file with the relevant governmental authorities of the PRC all documents necessary or required for the governmental approval and registration of the Share Transfer hereunder,

b) The Seller shall provide the Purchaser with all necessary documents and assistances in order to realize the Purchaser’s immediate involvement in Karham’s business operation.

2.6 The Seller shall not retain any of the Seller Interest including its original power and interest in Karham after the Seller receives payment of all Purchase Price.

Article 3 Disposition of the Distributable Profit Accrued-Before the
Effective Date of this Agreement

3.1 After the Effective Date, the Seller’s profits and interests in Karham in and before fiscal year 2007 (the “Profit”) shall all be allotted to the Purchaser.

Article 4 Liabilities for Karham

4.1 After the Effective Date of this Agreement, the Seller shall not be responsible for any liability arising from, related to or in connection with Karham whether arising before, on or after the consummation of the transactions contemplated by this Agreement. In case this Agreement is not be effected, the Seller shall bear the relevant liabilities of Karham.

4.2 After the Effective Date of this agreement, any tax arising from, related to or in connection with the transactions contemplated by this Agreement within the boundary of PRC or pursuant to the laws or regulations of the PRC shall be assumed by the Purchaser.

Article 5 Board of Karham

5.1 After the Effective Date of this Agreement, the directors assigned by the Seller shall be deemed as resigned automatically, while the directors designated by the Purchaser shall be on their duty immediately.

Article 6 Confirmation of Profit and Loss

6.1 The Parties hereby confirm that they intend that the Purchase Price represents the cost of the Seller interest. Consequently, it is understood that the Seller has neither profit nor loss in connection with the Share Transfer.

Article 7 Parties’ Responsibilities

7.1 From the Execution Date, the Parties shall take appropriate commercial measures to minimize any adverse consequences of the Share Transfer on the employees and the customers of Karham. The Parties shall properly exercise their rights as shareholders of the Karham in light of their pre-existing ownership, and each Party represents and warrants that its designated directors shall comply with the terms of this Agreement.

7.2 The Seller covenants that it will carry out no competitive businesses with Karham from the Execution Date.

7.3 Purchaser covenants and agrees that:

7.3.1 It shall be fully responsible for, observe and perform all of the obligations relating to, in connection with or in respect of the Seller Interest under the Karham Documents and it will do all things and sign any documents that are necessary or required to give full force and effect to this Agreement.

7.3.2 It will carry on and conduct its business in a proper and efficient manner so as to preserve and protect its properties and assets, its business and its earnings, incomes, rents, issues and profit, and keep the major senior management, other than directors of Karham, remain unchanged during 2008.

Article 8 Amendment

8.1 This Agreement can be amended only by written agreement between the Parties.

Article 9 Termination

9.1 This Agreement can be terminated by written agreement between the Parties.

9.2 If one Party commits a breach or delays performance of any of its obligation under this Agreement and fails to remedy such breach or performance delay within thirty (30) working days of receiving a written notice of such breach or performance delay from the non-breaching or non-delaying Party, the non-breaching or non-delaying Party may terminate this Agreement.

9.3 If one Party makes this Agreement impossible to perform, the other Party may terminate this Agreement.

Article 10 Remedies

10.1 If one Party commits a beach or does not perform its duties or obligations under this Agreement for any reason, such breaching or non-performing Party shall be responsible for the breach or non-performance of its duties or obligations and shall compensate all losses suffered by the non-breaching Party as a result thereof.

10.2 In the event the Purchaser fails to perform its obligations set forth in Section 2.2 of this Agreement and such non-performance lasts up fifteen (15) calendar days, the Seller may unilaterally terminate the Agreement, and if this Agreement is so terminated by the Seller, the Purchaser shall compensate the Seller in the amount equal to ten percent (10%) of the Purchase Price.

Article 11 Force Majeure

11.1 If performance of this Agreement in whole or in part is prevented, restricted or interfered with by reason of an earthquake, storm, flood, fire, war, strike or any other cause beyond the reasonable control of the Parties (each a “Force Majeure condition”), the party shall provide to the other Party a valid evidentiary document setting forth in detail the Force Majeure Condition within fifteen (15) days, its expected duration and the consequences thereof. The Parties shall thereafter consult with each other so as to avoid or minimize ay adverse effect of any Force Majeure Condition on this Agreement or the transactions contemplated hereunder. However, in case the retiree Majeure conditions sustain for more than three (3) months, the Parties shall try their best to avoid or reduce damages cause by consultation. If the Parties cannot agree on a mutually satisfying solution within three (3) months of such consultation, either Party may terminate this Agreement by giving the other Party a thirty (30) days written notice of such termination.

Article 12 Dispute Resolution

12.1 All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the Parties by discussion and mutual accord. If a mutual accord cannot reached between the Parties within thirty (30) days of the receipt of the written notice by one of the Parties of the dispute to the other Party, either Party may submit the dispute to arbitration to the international Chamber of Commerce in Stockholm, Sweden, for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Panics and both Parties agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

Article 13 Waiver

13.1 Any act of non-performance or delay on the performance of any rights, damages for breach, termination and any other rights under this Agreement shall not be deemed an act of waiver. The exclusive or partial performance of any rights, damages for breach, termination and any other rights under this Agreement shall not affect the performance of these and other rights.

Article 14 Disclosure

14.1 The terms of this Agreement and any information disclosed to the non-disclosing Party by the disclosing Party in the course of executing this Agreement shall be deemed Confidential, and each Party will refrain from disclosing the other Party’s Confidential Information to any third party without the approval of the non-disclosing Party unless required by any governmental authority or administrative agency.

Article 15 Miscellaneous

15.1 This Agreement is written and executed in Chinese and English, and both versions written in Chinese and in English shall have equal legal effect. In the event of any conflict between the two versions of this Agreement and can not be settled by mutual discussion, either Party may refer the dispute to the above arbitration proceeding for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

15.2 This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior negotiations, agreements and understandings.

15.3 In case any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

15.4 The preamble forms is an integral part of this Agreement.

15.5 Any notices, requests, and communications required or provided for under this-Agreement shall be in writing (including facsimile communication) and mailed, telecopied or courier delivered.

15.6 This Agreement shall be executed in seven (7) copies. The Seller and the Purchaser shall each keep two (2) copies, and Jialan shall keep one (1) copy. The Purchaser shall keep the remaining two (2) copies for purposes of the Share Transfer and any required filings therefore.